UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 15, 2014

(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

Regatta Office Park

Windward Three, 4th Floor

West Bay Road, P.O. Box 1114

Grand Cayman, KY1-1102

Cayman Islands

(Address of Principal Executive Offices)

(345) 945-4277

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, Consolidated Water Co. Ltd. (the “Company”), through its 99.9% owned subsidiary, N.S.C. Agua, S.A. de C.V. (“NSC”), is pursuing a project encompassing the construction and operation of a 100 million gallon per day seawater reverse osmosis desalination plant to be located in Rosarito Beach, Baja California, Mexico and an accompanying pipeline to deliver water to the Mexican potable water system and the U.S. border. If NSC is successful in obtaining the water purchase and other agreements and approvals required and can complete the project, the Company expects to retain a minority ownership in the project and participate in the operation of the plant and pipeline system.

In 2011, NSC entered into a purchase contract with unrelated parties, pursuant to which NSC would acquire 8.1 hectares of land (“First Land Parcel”) in Rosarito Beach, Mexico, which constituted a portion of the land on which the proposed plant would be constructed. In 2012, NSC obtained an extension of this purchase contract through May 15, 2014 in exchange for prepayments of (i) $500,000 paid at signing of the extension and (ii) a further $500,000 paid in May 2013. In 2013, NSC entered into a second purchase contract with unrelated parties, pursuant to which NSC would acquire an additional 12 hectares of land (“Second Land Parcel”) adjacent to the First Land Parcel for $12 million, of which $2 million was paid upon execution of the second purchase contract. The First Land Parcel and Second Land Parcel constitute all of the land the Company believes will be required for the proposed plant.

On May 15, 2014, NSC completed the purchases of the First Land Parcel and the Second Land Parcel by paying the remaining balances due on these parcels of $6.98 million and $10 million, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

	By:	/s/ David W. Sasnett
	Name:	David W. Sasnett
	Title:	Executive Vice President & Chief Financial Officer

Date: May 21, 2014

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